INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

NUMBER

Naked Brand Group Inc.

SHARES

AUTHORIZED COMMON STOCK: 100,000,000 SHARES

PAR VALUE: $0.001

000000

000000

CUSIP NO. 629839 200

THIS CERTIFIES THAT

SPECIMEN

IS THE RECORD HOLDER OF

~Shares of **Naked Brand Group Inc.** Common Stock~

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CORPORATE

Seal

Countersigned:
Standard Registrar & Transfer Company, Inc.
12528 South 1840 East
Draper, Utah 84020

By ______________________________
Authorized Signature